UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

July 25, 2022

Date of report (Date of earliest event reported)

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Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

, New Jersey
500 College Road East, Suite 310 Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant's telephone number, including area code (609) 683-1880 (Former name or former address, if changed since last report) ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AGRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Commercialization Agreement Amendment and Bill of Sale

On July 25, 2022, Agile Therapeutics, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to that certain Manufacturing and Commercialization Agreement, dated April 30, 2020, by and between the Company and Corium, Inc. (“Corium”) (as amended, the “Commercialization Agreement”). As previously disclosed, pursuant to the Commercialization Agreement, Corium will manufacture and supply all of the Company’s product requirements for Twirla® at certain specified rates. Under the terms of the Commercialization Agreement, Corium is to be the exclusive supplier of Twirla during the agreement term. The Amendment is designed to restructure the minimums applicable to the purchase of manufactured Twirla and other services provided by Corium, transfer equipment ownership to Corium to support the manufacture of Twirla and extend the term of the Commercialization Agreement.

Pursuant to the Amendment, the parties agreed to adjust the process for Agile providing Corium certain binding and non-binding product forecasts required under the Commercialization Agreement. Additionally, Corium will not enforce the original quantity minimums in the Supply Agreement, which are waived and replaced by new minimums that are based on Corium’s revenue for product purchased by Agile, expiring raw materials, and other services billed by Corium to support batch production and release. The Company agreed to make certain supplemental payments to Corium through December 31, 2023, which payments are eligible to be retroactively reduced based upon product orders placed by the Company during 2022 and 2023 meeting certain designated thresholds.  In connection with the supplemental payments, Corium will retain the proceeds for the sale of certain raw materials to which the Company would otherwise have economic rights to offset such supplemental payments. Further, the Company agreed to reimburse Corium for unused raw materials in the event the Company’s actual product requirements are lower than initially forecasted. Pursuant to the Amendment, the term of the Commercialization Agreement was extended to December 31, 2033, unless earlier terminated according to the terms of the Commercialization Agreement. The parties also agreed to adjust the commercial terms setting forth payment amounts for product ordered and schedules.

Pursuant to the Amendment, the parties agreed to transfer ownership of certain manufacturing equipment used in the manufacture of the Company’s product from the Company to Corium, under a Bill of Sale dated July 25, 2022, by and between the Company and Corium (the “Bill of Sale”). Pursuant to the Bill of Sale, Corium also agreed not to enforce the original minimum product purchase requirements under the Commercialization Agreement, which are waived and replaced by new minimums in the Commercialization Agreement. The Bill of Sale contains customary representations, warranties and covenants of the parties.

Except as modified by the Amendment, all terms and conditions of the Commercialization Agreement remain in full force and effect.

Perceptive Credit Agreement Amendment

Also on July 25, 2022, the Company entered into a fifth amendment to the Credit Agreement and Guarantee dated February 10, 2020, as amended on February 26, 2021, January 7, 2022, March 10, 2022 and May 11, 2022, between the Company and Perceptive Credit Holdings III, LP (“Perceptive”) (the “Fifth Amendment”, and the Credit Agreement and Guarantee, as amended, the “Credit Agreement”). Pursuant to the Fifth Amendment, Perceptive agreed to release its security interest in the assets being transferred from the Company to Corium under the Bill of Sale. In exchange, the Company agreed to prepay $7 million of outstanding principal under the Credit Agreement using the proceeds of recent sales under the Company’s ATM program with H.C. Wainwright & Co., LLC.

The foregoing descriptions of the Amendment, the Bill of Sale and the Fifth Amendment do not purport to be complete and are qualified in their entirety by reference to the full texts of the Amendment, the Bill of Sale and the Fifth Amendment, which are expected to be filed, redacted in certain cases as to confidential information, as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: July 25, 2022	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	Chairman and Chief Executive Officer